Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

THIRD QUARTER 2016 RESULTS

HOUSTON – NOVEMBER 8, 2016 – VAALCO Energy, Inc. (NYSE: EGY) today reported results for the third quarter of 2016.

Third Quarter 2016 and recent highlights:

•	Generated operating income of $2.9 million in the third quarter of 2016 compared with a loss of $31.0 million in the third quarter of 2015, an improvement of $33.9 million
•	Reported all ongoing costs and expenses within guidance for the quarter
•

Achieved net production expense excluding workovers of $7.3 million compared with $7.9 million in the third quarter of 2015 and $8.0 million in the second quarter of 2016 reflecting the Company’s continuing success in controlling costs

•	Signed letters of intent to sell substantially all of its remaining U.S. oil and gas properties in Montana and Texas for approximately $1.1 million
•

Notified Sonangol P&P on September 30 of VAALCO’s intent to withdraw from the joint operating agreement (JOA) and as Operator in Angola. VAALCO has decided to close its office in Angola and not conduct any future activities in the country

For the third quarter of 2016, VAALCO reported income from continuing operations of $0.2 million, or $0.00 income per diluted share. In the same period in 2015, the Company reported a loss from continuing operations of $34.5 million, or $0.59 loss per diluted share.  The loss in 2015 included an $18.0 million non-cash impairment charge primarily due to lower projected oil prices and additional development costs and a $9.2 million non-cash charge to dry hole costs to write-off the carrying costs for the Company’s onshore Gabon investment.

As a result of the Company’s decision to discontinue operations in Angola and withdraw from its joint operating agreement, the operating results of the Angola segment have been classified as discontinued operations for all periods presented in the condensed consolidated statement of operations.  The loss from discontinued operations in the third quarter of 2016 totaled $15.8 million, or $0.27 loss per diluted share. This loss includes a non-cash liability accrual of $15.0 million related to the potential maximum penalty for not drilling the three remaining exploratory wells required under the Angola production sharing agreement. In the third quarter of 2015, there was income from discontinued operations of $0.9 million, or $0.01 per diluted share.

The average realized price for crude oil in the third quarter of 2016 was $42.31 per barrel, down 4% from $43.97 per barrel in the third quarter of 2015 and essentially flat with $42.13 per barrel in the second quarter of 2016.  Adjusted EBITDAX totaled $4.2 million in the third quarter of 2016 compared with $7.3 million in the same period in 2015, and $7.7 million in the second quarter of 2016.

Adjusted EBITDAX is a Non-GAAP financial measure and is described and reconciled to net loss in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Operating Officer and Interim Chief Executive Officer commented: “We have recently taken several strategic steps to narrow our operational focus, reduce costs and enhance shareholder value. We intend to concentrate on our production activities in Gabon and continue to seek low risk, discovered resource opportunities in West Africa or other similar areas internationally.  Our plan to acquire an additional interest in the Etame permit is a good example of the first step in that process.  We also decided to exit Angola and discontinue all operations in that country. In addition, we decided to sell the majority of our small remaining interests in the U.S.”

Bounds continued, “Despite the mechanical issues we encountered during the summer with our wells on the Avouma platform, we met production guidance for the quarter and still expect to meet our previously-announced production guidance for the full year. We have been able to control costs and expenses and operate safely without a recordable incident for over 15 months.  With the planned deployment of the hydraulic workover unit to replace the electrical submersible pumps on the Avouma platform, we should see an increase in production later in the fourth quarter. The initiatives that we have enacted in 2016 have solidified our near-term outlook and we believe they will benefit us further with the ultimate recovery in oil prices.”

Etame Marin Additional Interest Acquisition

On August 1, 2016, the Company announced that it had signed a purchase and sale agreement to acquire an additional 2.98% working interest (3.23% participating interest) in the Etame Marin Permit located offshore Gabon from Sojitz Etame Limited (“Sojitz”), which represents the full interest owned by Sojitz in the concession.  The transaction has an effective date of August 1, 2016.

Once completed, this acquisition will boost VAALCO’s net production by 11%, and will not require any additional staffing. The financial benefit from production between August  1st and closing will be recognized as a purchase price adjustment. The transaction is expected to close by December 31, 2016, subject to customary closing conditions. Payment for the acquisition is expected to be funded primarily by cash on hand. The Company intends to issue a request to the IFC to borrow the $5.0 million potentially available under its term loan agreement.

Pending Sale of U.S. Properties

On September 21, 2016, VAALCO signed a letter of intent to sell its interests in two wells in the Hefley field in North Texas for $850,000. On October 17, 2016, the Company signed a letter of intent to sell its interests in the East Poplar Dome field in Montana for $250,000.  Both of these transactions are expected to be concluded during the fourth quarter of 2016. In conjunction with the pending sale of these properties, an impairment test was performed, and the Company determined that a $0.1 million impairment was required.

Withdrawal from Angola

On September 30, 2016, VAALCO notified Sonangol P&P, its joint venture partner in Angola, that it was withdrawing from the joint operating agreement with Sonangol P&P. The effective date of the withdrawal was October 31, 2016. Further to the decision to withdraw from Angola, the Company has taken actions to begin closing its office in Angola and does not intend to conduct future activities in Angola. The Company previously wrote off essentially all of its investment in Angola.  Prior to September 30, 2016, the Company had reported $15.0 million as long-term restricted cash relating to the Company’s share of the penalty for not drilling the three remaining Angola exploratory well commitments. However, as a result of the decision to withdraw from the joint operating agreement, VAALCO is no longer reflecting the $15.0 million as restricted cash. The Company evaluated the penalty provisions and believes that a substantial portion of the penalty amount has been reduced due to exploration expenditures already made. Due to the uncertainties as to the ultimate outcome, the Company accrued a $15.0 million liability for the penalty during the third quarter of 2016 which represents the maximum potential amount that may be due under the agreement.

Offshore Gabon

In the third quarter of 2016, production decreased 20% from 4,725 barrels of oil per day (BOPD) in the second quarter of 2016 to 3,772 BOPD. This was primarily due to the electrical submersible pump (ESP) failures at the Avouma field. As previously reported, VAALCO has recently experienced ESP failures at two wells in the Avouma field. The Company is mobilizing a hydraulic workover unit onto the Avouma platform to remove the ESPs and have them analyzed for the cause of the failure by the manufacturer.  VAALCO is developing a plan to replace the ESPs in the affected wells and anticipates restoring at least a portion of the shut-in production by late fourth quarter 2016. The Company’s net share of the cost is expected to be approximately $3.1 million.

VAALCO continues to focus on operating efficiently and safely. The Company has gone 15 months without a recordable incident.

Onshore Gabon and Equatorial Guinea

VAALCO continues to examine alternative, lower cost development options for discoveries in the Mutamba Iroru permit onshore Gabon, and in Block P offshore Equatorial Guinea. These discoveries present unique development opportunities that will be re-evaluated as prices recover.

2016 Third Quarter Financial Results

Total oil and natural gas sales for the third quarter of 2016 were $14.6 million, compared to $17.5 million for the same period in 2015, and $18.8 million in the second quarter of 2016.  Third quarter 2016 revenue was negatively impacted by reduced sales volumes compared to the third quarter of 2015 and the second quarter of 2016.

In order to partially limit VAALCO’s commodity price risk, in April 2016, the Company entered into put contracts on 36,000 barrels of oil per month for the period from June 2016 through February 2017 at Dated Brent of $40 per barrel. No additional puts or other derivatives have been added since April 2016.  VAALCO recorded a non-cash mark-to-market charge of $0.2 million related to the existing puts during the third quarter of 2016 which was included in Other expense, net in the income statement.

During the third quarter of 2016, VAALCO sold approximately 344,000 net barrels of oil at an average price of $42.31 per barrel, compared to 397,000 net barrels at an average price of $43.97 per barrel in the third quarter of 2015, and 436,000 net barrels at an average price of $42.13 per barrel in the second quarter of 2016.

Costs and Expenses

Total production expense, excluding the effect of workovers, was $7.3 million, or $21.04 per BOE of sales, for the third quarter of 2016.  This is a decrease of $0.6 million compared to $7.9 million, or $19.55 per BOE of sales, for the third quarter of 2015 and a decrease of $0.7 million compared to $8.0 million, or $18.16 per BOE in the second quarter of 2016. The third quarter 2016 production costs, excluding workovers, were at the low end of guidance.  While actual costs declined compared to prior quarters, the cost per BOE rose due to lower sales volumes.

Depreciation, depletion and amortization (DD&A) expense was $1.6 million, or $4.60 per BOE of sales in the three months ended September 30, 2016 compared to $8.3 million, or $20.34 per BOE in the comparable period in 2015, and $1.9 million, or $4.39 per BOE in the second quarter of 2016.

General and administrative (G&A) expense for the three months ended September 30, 2016 was  $2.4 million, or $6.93 per BOE, as compared to $2.7 million, or $6.58 per BOE in the three months ended September 30, 2015, and $3.7 million, or $8.48 per BOE in the second quarter of 2016. The Company has taken significant steps to reduce overall G&A costs over the past 18 months, with decreases realized in personnel costs, incentive compensation, services and various other cost categories. General and administrative expense includes ($0.5) million, $0.7 million, and $0.8 million of non-cash compensation expense for the quarters ended September 30, 2016, September 30, 2015, and June 30, 2016, respectively.

Interest expense for the third quarter of 2016 was $0.3 million, compared to $0.5 million in the third quarter of 2015, and $1.5 million in the second quarter of 2016. Interest expense in the second quarter of 2016 includes a write off of $0.9 million of deferred financing costs in connection with the conversion of the Company’s credit facility to a term loan in June.  In addition, none of the interest incurred on the IFC credit facility was capitalized in the second or third quarters of 2016, while a considerable portion of the interest expense incurred was capitalized in the prior year.

Income tax expense for the third quarter of 2016 was $2.2 million compared to $2.7 million for the same period in 2015, and $2.9 million in the second quarter of 2016.  The decrease in tax compared to prior periods is primarily attributable to lower revenues in the Company’s operations in Gabon.

Capital Investments/Balance Sheet

During the three months ended September 30, 2016, the Company did not undertake any new capital projects.  The Company’s full year 2016 capital expenditures on an accrual basis are expected to be less than $1.0 million, which is mainly for equipment and enhancements.

At the end of the third quarter, VAALCO had an unrestricted cash balance of $26.9 million.  This does not include an additional $0.8 million in restricted cash (related primarily to deposits in Gabon) classified as current assets or the additional $0.8 million of restricted cash classified as long term. Prior to September 30, 2016, the Company had reported an additional $15.0 million as long-term restricted cash relating to the Company’s share of the penalty for not drilling the three remaining Angola exploratory well commitments. However, as a result of the decision to withdraw from the joint operating agreement, VAALCO is no longer reflecting the $15.0 million as restricted cash. The Company evaluated the penalty provisions and believes that a substantial portion of the penalty amount has been reduced due to exploration expenditures already made. Due to the uncertainties as to the ultimate outcome, the Company accrued a $15.0 million liability for the penalty during the third quarter of 2016 which represents the maximum potential amount that may be due under the agreement.

At September 30, 2016, debt, net of deferred financing costs, totaled $14.4 million, of which $6.3 million was classified as current, reflecting the repayment terms of the new loan agreement with the IFC.

Conference Call

As previously announced, the Company will hold a conference call to discuss its third quarter financial and operating results tomorrow, Wednesday, November 9, 2016, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial (661) 378-9859.  The confirmation code is 9542206.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately two hours after the end of the call and be available through November 15, 2016 by dialing (855) 859-2056.  International parties may dial (404) 537-3406. The confirmation code is 9542206.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include the completion and timing of the purchase of assets from Sojitz, amounts due in connection with the Company’s withdrawal from Angola, restoration of production on the Avouma platform, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties including with the government of Gabon in connection with a revised production sharing contract, expectations regarding processing facilities, reserve growth, and other issues related to our exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, decisions by our current lender or future lenders, the risks associated with our ability to continue as a going concern, the risk that the purchase of assets from Sojitz may not be consummated or may not be consummated in a timely manner, the risk that our negotiations with the governments of Gabon and Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.  These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2015 and quarterly report on Form 10-Q for the quarter ended September 30, 2016, which will be filed shortly, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact Elizabeth Prochnow 713-623-0801

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$26,883	$25,357
Restricted cash	788	1,048
Receivables:
Trade	5,940	5,353
Accounts with partners	1,639	19,765
Other, net of allowance	36	42
Crude oil inventory	770	639
Materials and supplies	145	194
Prepayments and other	3,602	2,975
Current assets - discontinued operations	1,747	8,369
Total current assets	41,550	63,742
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	410,301	412,593
Undeveloped acreage	10,000	10,000
Equipment and other	10,357	10,805
	430,658	433,398
Accumulated depreciation, depletion and amortization	(405,080)	(400,041)
Net property and equipment	25,578	33,357
Other noncurrent assets:
Restricted cash	830	15,830
Value added tax and other receivable, net of allowance	5,107	4,221
Deferred finance charges	-	1,655
Abandonment funding	5,137	5,137
Noncurrent assets - discontinued operations	-	16
Total assets	$78,202	$123,958
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,553	$44,140
Accrued liabilities and other	13,551	18,447
Current portion of long-term debt	6,250	-
Current liabilities - discontinued operations	18,656	4,129
Total current liabilities	50,010	66,716
Asset retirement obligations	16,849	16,166
Long-term debt, excluding current portion	8,134	15,000
Total liabilities	74,993	97,882
Commitments and contingencies
Shareholders’ equity:
Preferred stock, none issued, 500,000 shares authorized, $25 par value	-	-
Common stock, 66,189,032 and 66,041,338 shares issued, $0.10 par value, 100,000,000 shares authorized	6,619	6,604
Additional paid-in capital	70,210	69,118
Less treasury stock, 7,555,095 and 7,514,169 shares at cost	(37,933)	(37,882)
Retained deficit	(35,687)	(11,764)
Total shareholders' equity	3,209	26,076
Total liabilities and shareholders' equity	$78,202	$123,958

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	September 30, 2016	September 30, 2015	June 30, 2016
Revenues:
Oil and gas sales	$14,635	$17,546	$18,847
Operating costs and expenses:
Production expense	7,162	7,859	7,341
Exploration expense	2	8,975	2
Depreciation, depletion and amortization	1,607	8,256	1,942
General and administrative expense	2,420	2,669	3,747
Impairment of proved properties	88	17,988	-
Other operating expense	324	-	754
General and administrative related to shareholder matters	85	-	18
Bad debt expense (recovery) and other	63	2,750	171
Total operating costs and expenses	11,751	48,497	13,975
Other operating income (loss), net	(26)	-	-
Operating income (loss)	2,858	(30,951)	4,872
Other income (expense):
Interest income	1	3	-
Interest expense	(328)	(465)	(1,470)
Other, net	(149)	(401)	(642)
Total other income (expense)	(476)	(863)	(2,112)
Income (loss) from continuing operations before income taxes	2,382	(31,814)	2,760
Income tax expense	2,198	2,707	2,894
Income (loss) from continuing operations	184	(34,521)	(134)
Income (loss) from discontinued operations, net of tax	(15,783)	853	(127)
Net loss	$(15,599)	$(33,668)	$(261)

Basic net loss per share
Income (loss) from continuing operations	$0.00	$(0.59)	$(0.00)
Income (loss) from discontinued operations	(0.27)	0.01	(0.00)
Net loss	$(0.27)	$(0.58)	$(0.00)
Basic weighted average shares outstanding	58,708	58,392	58,464
Diluted net loss per share
Income (loss) from continuing operations	$0.00	$(0.59)	$(0.00)
Income (loss) from discontinued operations	(0.27)	0.01	(0.00)
Net loss	$(0.27)	$(0.58)	$(0.00)
Basic weighted average shares outstanding	58,708	58,392	58,464

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended
	September 30, 2016	September 30, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(15,926)	$(50,046)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	5,787	23,484
Amortization of debt issuance cost	1,132	473
Unrealized foreign exchange (gain) loss	2,175	(2,181)
Dry hole costs and impairment of unproved leasehold	-	9,602
Stock-based compensation	1,107	3,024
Commodity derivatives loss	772	-
Bad debt expense and other	577	2,750
Other operating loss, net	8	(398)
Impairment of proved properties	88	29,208
Change in operating assets and liabilities:
Trade receivables	(587)	12,543
Accounts with partners	18,126	(4,658)
Other receivables	12	(3,191)
Crude oil inventory	(131)	948
Materials and supplies	49	54
Value added tax and other receivable	(1,526)	-
Prepayments and other	(552)	1,145
Accounts payable	(24,339)	18,730
Accrued liabilities and other	24	(2,671)
Net cash provided by (used in) continuing operating activities	(13,204)	38,816
Net cash provided by (used in) discontinued operating activities	13,168	(1,297)
Net cash provided by (used in) operating activities	(36)	37,519
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash	15,260	5,512
Property and equipment expenditures	(12,781)	(53,276)
Proceeds from sales of oil and gas properties	-	398
Other, net	(824)	-
Net cash provided by (used in) continuing investing activities	1,655	(47,366)
Net cash provided by discontinued investing activities	-	(18,955)
Net cash provided by (used in) investing activities	1,655	(66,321)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	-	452
Debt issuance costs	(93)	-
Net cash provided by (used in) financing activities	(93)	452
NET CHANGE IN CASH AND CASH EQUIVALENTS	1,526	(28,350)
CASH AND CASH EQUIVALENTS --
BEGINNING OF PERIOD	25,357	69,051
END OF PERIOD	$26,883	$40,701

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	September 30, 2016	September 30, 2015	June 30, 2016
NET SALES DATA:
Oil (MBbls)	344	397	436
Natural Gas (MMcf)	32	53	35
Oil equivalents (MBOE)	349	406	442
Average daily sales volumes (BOE/day)	3,793	4,411	4,857
NET PRODUCTION DATA
Oil (MBbls)	348	432	431
Natural Gas (MMcf)	32	53	35
Oil equivalents (MBOE)	353	441	436
Average daily production volumes (BOE/day)	3,836	4,792	4,796
AVERAGE SALES PRICES:
Oil ($/Bbl)	$42.31	$43.97	$42.13
Natural Gas ($/Mcf)	2.37	2.75	1.64
Weighted average price ($/BOE)	42.05	43.37	42.64
COSTS AND EXPENSES (PER BOE OF SALES):
Production expense	$20.52	$19.37	$16.61
Production expense, excluding workovers*	21.04	19.55	18.16
Depreciation, depletion and amortization	4.60	20.34	4.39
General and administrative expense	6.93	6.58	8.48
Property and equipment expenditures, cash basis	$-	$17,726	$8,947

*Workover costs excluded from the three months ended September 30, 2016, September 30, 2015 and June  30, 2016 are ($0.2 million), ($0.1 million) and ($0.7 million).

**General and administrative expenses include ($1.46), $1.71 and $1.71 per BOE of non-cash stock-based compensation expense in the three months ended September 30, 2016, September 30, 2015 and June 30, 2016.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measures to Adjusted EBITDAX.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

Reconciliation of Net loss to Adjusted EBITDAX
	Three Months Ended
	September 30, 2016	September 30, 2015	June 30, 2016
Net loss	$(15,599)	$(33,668)	$(261)
Add back:
Impact of discontinued operations	15,783	(853)	127
Interest (income) expense, net	327	462	1,470
Income tax expense	2,198	2,707	2,894
Depreciation, depletion and amortization	1,607	8,256	1,942
Impairment of proved properties	88	17,988	-
Exploration expense	2	8,975	2
Non-cash or unusual items:
Stock-based compensation	(509)	692	757
Shareholder matters	85	-	18
Commodity derivative loss	194	-	578
Bad debt expense	63	2,750	171

Adjusted EBITDAX	$4,239	$7,309	$7,698